Exhibit 5.1



May 1, 2000


CNF Transportation Inc.
3240 Hillview Avenue
Palo Alto, California 94304

Gentlemen:

       At your request, I have examined the
Registration Statement on Form S-8 executed by you on May 1, 2000 and to be filed with the Securities and Exchange Commission on or about
May 3, 2000 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,000,000 shares of your common stock
("Common Stock") issuable pursuant to the CNF Transportation
Inc. 1997 Equity and Incentive Plan.

       As your counsel in connection with the
Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of shares of Common Stock under the Plan
(the "Plan Shares") and such documents as I have deemed necessary to render this opinion.

       Based upon the foregoing, it is my opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

       I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gary S. Cullen
Gary S. Cullen
Deputy General Counsel
CNF Transportation Inc.